Exhibit 2.2

Amendment to Stock Purchase Agreement and Share Exchange

This Amendment to the Stock Purchase Agreement and Share Exchange dated September 25, 2001, by and among Hypermedia Communications, Inc., a Florida corporation with its principal place of business located at 710 Oakfield Drive, Brandon, Florida 33511 ("Hypermedia"); Robert Esposito an individual located at 710 Oakfield Drive, Brandon, Florida 33511 (“Esposito”); Univercell Global Phone Rental, Inc., an Illinois Corporation with its principal place of business at 1 Randall Avenue, Pikesville, Maryland 21208 ("Univercell") and the shareholders of Univercell (“Shareholders”).

RECITALS:

A.

WHEREAS, the parties entered into a Stock Purchase Agreement and Share Exchange dated September 25, 2001 (“Agreement”), whereby Hypermedia acquired Univercell and  Univercell became a wholly owned subsidiary of Hypermedia and in connection therewith Esposito agreed to transfer 35,000,000 shares of Hypermedia to the Univercell shareholders.

B.

WHEREAS, all of the parties to the Agreement desire to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and other valuable consideration, the receipt of which is acknowledged, the parties to this Agreement agree as follows:

1.

Numbers of shares and Closing Date: The number of shares to be exchanged by Esposito is reduced from 35,000,000 to 33,000,000 and the Closing date shall be set as December 13, 2001; the previous date of September 25, 2001 shall be deemed the execution date of the Agreement.  As of the Closing date, there shall be no further contingencies for the transfer of the Hypermedia shares to the Univercell shareholders.

2.

Waiver of Audit: Hypermedia and Esposito waive the requirement that Univercell provide the satisfactory audited financial statements within one hundred and twenty (120) days from the date of the execution of the Agreement.

3.

Delivery of Stock Certificates: On the Closing Date set forth above:

(a)

certificates evidencing the 33,000,000 Hypermedia shares, duly endorsed for transfer or accompanied by stock powers duly endorsed in blank will be delivered to the Univercell Shareholders, as follows:

Sean Fulda	27,720,000
David Friedman	1,650,000
Susan Friedman	1,650,000
Elisha Prero	660,000
Rivka Fulda	660,000
Michael Fulda	660,000

(b)

all outstanding shares of preferred stock shall be canceled; and

(c)

certificates evidencing 1.3 million of the Hypermedia shares to be retained by Esposito, and 700,000 shares to be delivered in escrow as described below, shall be endorsed with the legend referred to below.

4.

Lockup of 2 million shares: Except as described below in Section , Esposito will not for a period of one year following the closing sell, transfer or assign any of the 1.3 million shares to be retained by him at the time of closing. Thereafter, until the end of the 18th month after closing, he will not sell, transfer or assign in any month more than a number of shares (whether from the 1.3 million shares or the 700,000 shares that may be delivered from escrow) equal to 5% of the total trading volume of Hypermedia shares for the preceding calendar month. Certificates evidencing the to million shares described in this Section shall bear the following legend:

"THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PROVIDED IN A CERTAIN STOCK PURCHASE AGREEMENT AND EXCHANGE DATED SEPTEMBER 28, 2001 AS AMENDED."

5.

Escrow Shares. Certificates evidencing 700,000 shares, accompanied by a stock powers duly executed in blank, shall be delivered to the firm of Anslow & Jaclyn LLP as escrow agents. If on the first anniversary of the date of closing the closing bid price of Hypermedia's common stock has remained above $1.50 for the 45 days preceding that anniversary, the escrow agent shall deliver the certificates for the 700,000 shares to Esposito. If the closing bid price has not remained above $1.50 for that 45 day period, the escrow agent shall deliver the certificates for the 700,000 shares, together with the stock powers, to the Univercell shareholders.

6.

Assumption of certain obligations. Effective as of the closing, Esposito assumes any obligations of the Company to compensate any agents or consultants under any arrangements made by or on behalf of the Company prior to the time of closing. To the extent that any of those obligations are satisfied by delivery of the shares retained by Mr. Esposito, the Company will permit transfer of those shares subject only to the transfers' not violating the Securities Act and to the transferred shares remaining subject to the lock up agreement contained herein.

7.

Resignation and Consulting: Robert Esposito shall appoint Sean Fulda as sole director of Hypermedia effective as of the time of closing and shall as of that time resign as an officer and director of Hypermedia at the time of closing, but shall at the reasonable request of new management consult with new management, without additional compensation, to assist in the management transition and completion of required reports to be filed with the Securities and Exchange Commission in connection with the transaction. It is specifically understood that Robert Esposito will not have any right to manage or direct the management of Hypermedia after the closing.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:

HYPERMEDIA COMMUNICATIONS, INC.

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By:_________________________

ATTEST:

UNIVERCELL, INC.

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By:

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WITNESS:

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ROBERT ESPOSITO

UNIVERCELL, INC. SHAREHOLDERS

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